UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2003 (February 4, 2003)

BEA SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-22369	77-0394711
(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

(408) 570-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN REPORT

Item 2. Acquisition or Disposition of Assets.

On February 4, 2003, pursuant to the Agreement and Plan of Merger, dated as of January 28, 2003, by and among BEA Systems, Inc. (the “Registrant”), Cardinal Acquisition Corp. (“Cardinal”), a Delaware corporation and wholly-owned subsidiary of the Registrant, CrossLogix, Inc. (“CrossLogix”), a California corporation, and Kenneth Schroeder and Mark Moriconi (the “Agreement”), the Registrant completed the merger of Cardinal with and into CrossLogix. The transaction was closed on February 4, 2003 (the “Closing”).

As consideration for the transaction, the Registrant paid $8,900,000, less an aggregate of $2,059,212 for a working capital adjustment, certain third party expenses, closing costs, and bonuses and severance amounts to various employees of CrossLogix in accordance with the terms of the Agreement. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of CrossLogix received an aggregate of $6,840,788. Approximately $1,133,004 of the consideration was placed in escrow in accordance with the terms of the Agreement.

The Registrant currently intends that the CrossLogix business will continue to be operated in its current manner. Certain of the assets of CrossLogix were used in the development and support of its software products, and the Registrant intends to use such assets in substantially the same manner.

The amount of consideration paid was determined through arms-length negotiations between the Registrant and CrossLogix, which negotiations took into account the value of CrossLogix’s financial position, products, intellectual property and other factors relating to CrossLogix’s business. The entire purchase price was paid from the Registrant’s general working capital. There are no material relationships between CrossLogix and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired

It is impractical for Registrant to file the required financial statements at this time. Registrant intends to file with the Securities and Exchange Commission such financial statements within 60 days of the filing date of this report.

(b)	Pro Forma Financial Information

See response to Item 7(a).

(c)	Exhibits

The Exhibit Index appearing on page 4 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC. (the Registrant)

By:	/s/ William M. Klein
William M. Klein Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

Dated: February 14, 2003

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page

2.1	Agreement and Plan of Merger	5